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PRO-DEX, INC.
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Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL SECOND QUARTER AND SIX-MONTH RESULTS

IRVINE, CA, January 10, 2013—PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal second quarter and six months ended December 31, 2012.

Quarter Ended December 31, 2012

Sales for the quarter ended December 31, 2012 decreased 25% to $3.0 million from $4.0 million for the corresponding quarter in 2011. As the Company has previously discussed, this decrease was primarily the result of reductions in purchases of the Company’s powered surgical instrument products by its former largest customer, partially offset by increases in such surgical instrument sales to other customers. Excluding sales to the Company’s former largest customer, which represented a reduction of $1.5 million in the quarter ended December 31, 2012 from the corresponding quarter in 2011, sales increased $524,000, or 25%, in the quarter ended December 31, 2012.

Gross profit for the quarter ended December 31, 2012 was $1.0 million, or 34%, compared to gross profit of $1.2 million, or 31%, for the year-ago period. The increase in gross profit as a percentage of sales from 2011 to 2012 was due primarily to a reduction in warranty costs and improvements in manufacturing efficiencies, partially offset by unfavorable changes in product mix.

Operating expenses, which include selling, general and administrative, and research and development expenses, for the quarter ended December 31, 2012 decreased 10% to $1.4 million from $1.6 million in the prior year’s corresponding quarter. This decrease was attributable to the effects of reduced employee compensation, other operating expense cuts, and the utilization of engineering resources in contractual revenue-producing activities. Included in operating expenses for the quarter ended December 31, 2012 was $42,000 of legal and other costs associated with the contested election of directors, without which such costs the reduction in operating expenses would have been 12%.

Loss from continuing operations for the quarter ended December 31, 2012 was $364,000, compared to a loss from continuing operations of $329,000 in the corresponding quarter in 2011. Net loss for the quarter ended December 31, 2012 was $348,000, or $0.11 per diluted share, compared to a net loss of $292,000, or $0.09 per diluted share, for the corresponding quarter in 2011. Earnings before interest, income taxes and depreciation (“EBITDA”) for the quarter ended December 31, 2012 was a loss of $196,000, compared to a loss of $130,000 in the corresponding quarter in 2011.

During the quarter ended December 31, 2012, the Company used $619,000 of cash in operating activities. This use of cash reflects primarily payments made in the second fiscal quarter for the build-up of inventory in first fiscal quarter in anticipation of customer orders and pursuant to the Company’s operating plan, one of the foundational objectives of which is to reduce production lead times.

Six Months Ended December 31, 2012

Sales for the six months ended December 31, 2012 decreased 29% to $6.5 million from $9.1 million in the corresponding six-month period in 2011. Excluding sales to the Company’s former largest customer, which represented a reduction of $3.8 million in the six months ended December 31, 2012 from the corresponding period in 2011, sales for the six months ended December 31, 2012 increased $1.2 million, or 25%, in the six months ended December 31, 2012. During the six months ended December 31, 2012, the Company received new orders of $9.4 million, compared to $2.8 million in the corresponding period in 2011, excluding orders received from the former largest customer. The book to bill ratio for the six months ended December 31, 2012 was 1.5.

For the six months ended December 31, 2012, gross profit was $2.3 million, or 35%, compared to $3.4 million and 37%, respectively, for the corresponding period in 2011. The decrease in gross profit as a percentage of sales from 2011 to 2012 resulted primarily from reduced manufacturing efficiencies and unfavorable changes in product mix, partially offset by a reduction in warranty costs.

Operating expenses for the six months ended December 31, 2012 decreased 19% to $2.7 million, from $3.3 million in the corresponding six-month period of 2011. This decrease was attributable to the effects of reduced employee compensation, other operating expense cuts, and the utilization of engineering resources in contractual revenue-producing activities.

For the six months ended December 31, 2012, loss from continuing operations was $418,000, compared to income from continuing operations of $17,000 for the corresponding period in 2011. Net loss for the 2012 six-month period was $365,000, or $0.11 per diluted share, as compared to net income of $154,000, or $0.05 per diluted share, for the corresponding period in 2011. EBITDA for the six months ended December 31, 2012 was a loss of $55,000, compared to income of $473,000 in the corresponding period one year ago.

During the six months ended December 31, 2012, the Company used $791,000 of cash in operating activities. This use of cash reflects primarily the previously mentioned build-up of inventory in first fiscal quarter. In addition, as announced previously, in September 2012 the Company repaid the entire outstanding balance on the term loan from Union Bank amounting to $685,000. As a result of the foregoing, cash on hand at December 31, 2012 was $2.5 million, compared to $4.1 million at June 30, 2012.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “We believe that the results of the quarter and six months ended December 31, 2012 reflect continued progress on our strategy to move our company forward. We believe that our continuing efforts to attract, quote on and win new business are showing results. In the six months ended December 31, 2011, the first half of fiscal year 2012, we submitted five proposals to potential customers, and submitted eight proposals for the entire fiscal year. So far in this current fiscal year we have already submitted eight proposals in the six months ended December 31, 2012 and have won one of them. As important, the value of the current year proposals in both non-recurring engineering and production value materially exceed those from last year. While we can offer no assurances that we will win any of the business upon which we have quoted, we know that we cannot win any business on which we do not quote. We continue to win business from new customers as well as current customers, as shown in a 25% increase in sales of powered surgical instruments to customers other than our former largest customer compared to last year’s corresponding quarter and six-months, and continue to build our backlog with a book to bill ratio of 1.5 for both the quarter and the six months ended December 31, 2012.”

“Our continuing efforts at cost reduction and improved manufacturing efficiencies led to our gross margin for the quarter ended December 31, 2012 increasing to 34% from 31% in last year’s corresponding quarter in spite of a 25% reduction in sales volume and an unfavorable shift in product mix,” said Mr. Berthelot. “Our programs to reduce cost in every non-manufacturing department continue to bear fruit, as evidenced by the 10% reduction in operating costs for the quarter from last year. It is important to point out that $42,000 of the general and administrative costs for the quarter are associated with the contested election of directors that we would not normally incur.”

Mr. Berthelot said, “With respect to product innovation and quality improvement, much of the new proposals discussed above revolve around our Pro-Driver platform and involve various derivatives and modifications to our basic product. While the time-consuming process from initial meeting to proposal, development, testing, acceptance and production may run from twelve to eighteen months and involve resources from sales and marketing, engineering, quality assurance, operations and finance, we have achieved success in winning customer acceptance of our development process and we hope that success will continue on if and when the product is released to production. We have been working on an expansion of our dental product line for several months. With a resurgent marketing effort, we hope to launch a new product that will fill out our dental product line during the next six months. As we push forward our product innovation and development efforts and move to protect our intellectual property, we are seeing greater spending on legal fees associated with patent and trademark filings, which aggregated $22,000 and $47,000 during the quarter and six months ended December 31, 2012, respectively.”

Mr. Berthelot continued, “Lead times for our most significant products continue to improve. As a result of a change in our production and planning processes, we are now able to ship our standard Pro-Drivers, the product which is currently attracting the most interest from potential customers, within two days of order for small volumes and two weeks for larger volumes, compared to quoted lead times of sixteen weeks in last fiscal year’s fourth quarter. We believe that an improved responsiveness to customer requests for samples and small volume test and evaluation lots will help us in our efforts to participate from the early phases of new customer programs.”

“While we are making progress, we still have much to do. The second quarter was, we believe, the toughest of the fiscal year, partly due to our shutdown of operations for two weeks during the quarter for the Thanksgiving, Christmas and New Year holidays as part of our cost reduction program. Our backlog is strong for the second half of fiscal 2013. We expect to continue to press down on our cost structure while increasing engineering resources. We expect the programs and projects that we have begun to move our company forward and to build value for every shareholder.”

“Of course,” Mr. Berthelot noted, “we appreciate the support of each and every shareholder as we pursue our strategy amidst the distraction and diversion of resources due to the contested election of directors. We understand that there have been some logistical problems in our proxy materials arriving to our shareholders on the West Coast. If you have not yet received the Company’s proxy materials which include the BLUE proxy card, we encourage you to contact our proxy solicitor, AST Phoenix Advisers, at 1-866-721-1318 and ask for the materials to be sent to you. We ask that all of our shareholders vote for the Pro-Dex director nominees using the BLUE proxy card as quickly as possible, and we thank you for your support.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2013 second quarter and six-month financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on January 24, 2013 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 407053. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash	$2,549,000	$4,112,000
Accounts receivable, net of allowance for doubtful accounts of $13,000 at December 31, 2012 and $16,000 at June 30, 2012	1,175,000	1,581,000
Other current receivables	90,000	123,000
Inventories	3,515,000	2,791,000
Prepaid expenses	237,000	172,000
Income taxes receivable	570,000	609,000
Deferred income taxes	109,000	109,000

Total current assets	8,245,000	9,497,000
Property, plant, equipment and leasehold improvements, net	2,290,000	2,539,000
Real estate held for sale	733,000	733,000
Other assets	53,000	53,000

Total assets	$11,321,000	$12,822,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$576,000	$633,000
Accrued expenses	1,008,000	1,425,000
Income taxes payable	47,000	47,000
Bank term loan	—	774,000

Total current liabilities	1,631,000	2,879,000

Non-current liabilities:
Deferred income taxes	109,000	109,000
Deferred rent	280,000	284,000

Total non-current liabilities	389,000	393,000

Total liabilities	2,020,000	3,272,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,340,684 and 3,272,350 shares issued and outstanding at December 31, 2012 and June 30, 2012, respectively	16,962,000	16,846,000
Accumulated deficit	(7,661,000)	(7,296,000)

Total shareholders’ equity	9,301,000	9,550,000

Total liabilities and shareholders’ equity	$11,321,000	$12,822,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended December 31,
	2012	2011
Net sales	$3,007,000	$4,017,000
Cost of sales	1,974,000	2,770,000

Gross profit	1,033,000	1,247,000

Operating expenses:
Selling expenses	322,000	369,000
General and administrative expenses	627,000	688,000
Research and development costs	464,000	508,000

Total operating expenses	1,413,000	1,565,000

Loss from continuing operations before items below	(380,000)	(318,000)

Other expense:
Interest expense	—	(10,000)

Total other expense	—	(10,000)

Loss from continuing operations before provision for (benefit from) income taxes	(380,000)	(328,000)
Provision for (benefit from) income taxes	(16,000)	1,000

Loss from continuing operations	(364,000)	(329,000)
Income from discontinued operations, net of provision for income taxes of $21,000 in 2012 and $0 in 2011	16,000	37,000

Net loss	$(348,000)	$(292,000)

Per share data:
Loss from continuing operations
Basic	$(0.11)	$(0.10)
Diluted	$(0.11)	$(0.10)
Income from discontinued operations
Basic	$—	$0.01
Diluted	$—	$0.01
Net loss
Basic	$(0.11)	$(0.09)
Diluted	$(0.11)	$(0.09)
Weighted average shares outstanding—basic	3,319,180	3,272,350
Weighted average shares outstanding—diluted	3,319,180	3,272,350

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Six Months Ended December 31,
	2012	2011
Net sales	$6,468,000	$9,062,000
Cost of sales	4,199,000	5,707,000

Gross profit	2,269,000	3,355,000

Operating expenses:
Selling expenses	596,000	743,000
General and administrative expenses	1,234,000	1,504,000
Research and development costs	870,000	1,069,000

Total operating expenses	2,700,000	3,316,000

Income (loss) from continuing operations before items below	(431,000)	39,000

Other expense:
Interest expense	(6,000)	(20,000)

Total other expense	(6,000)	(20,000)

Income (loss) from continuing operations before provision for (benefit from) income taxes	(437,000)	19,000
Provision for (benefit from) income taxes	(19,000)	2,000

Income (loss) from continuing operations	(418,000)	17,000
Income from discontinued operations, net of provision for income taxes of $25,000 in 2012 and $0 in 2011	53,000	137,000

Net income (loss)	$(365,000)	$154,000

Per share data:
Income (loss) from continuing operations
Basic	$(0.13)	$0.01
Diluted	$(0.13)	$0.01
Income from discontinued operations
Basic	$0.02	$0.04
Diluted	$0.02	$0.04
Net income (loss)
Basic	$(0.11)	$0.05
Diluted	$(0.11)	$0.05
Weighted average shares outstanding—basic	3,299,379	3,272,350
Weighted average shares outstanding—diluted	3,299,379	3,292,508

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(365,000)	$154,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	298,000	339,000
Allowance for doubtful accounts	(3,000)	6,000
Share-based compensation	65,000	33,000
Changes in:
Accounts receivable and other current receivables	440,000	834,000
Inventories	(724,000)	(1,030,000)
Prepaid expenses	(65,000)	(88,000)
Other assets	—	8,000
Accounts payable and accrued expenses	(476,000)	(213,000)
Income taxes receivable and payable	39,000	(49,000)

Net cash used in operating activities	(791,000)	(6,000)

Cash flows from investing activities:
Purchases of equipment	(48,000)	(237,000)

Net cash used in investing activities	(48,000)	(237,000)

Cash flows from financing activities:
Proceeds from exercise of stock options	50,000	—
Principal payments on term loan	(774,000)	(179,000)

Net cash used in financing activities	(724,000)	(179,000)

Net decrease in cash	(1,563,000)	(422,000)
Cash, beginning of period	4,112,000	4,689,000

Cash, end of period	$2,549,000	$4,267,000

Supplemental Information
Cash payments for interest	$9,000	$10,000
Cash payments for income taxes	$—	$—

PRO-DEX, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA TO GAAP DATA

Loss From Continuing Operations Before Provision For Income Taxes

(in thousands)

(unaudited)

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2012	2011	2012	2011
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	$(196,000)	$(130,000)	$(55,000)	$473,000
Interest expense	—	10,000	6,000	20,000
Depreciation and amortization	147,000	151,000	298,000	297,000
Income from discontinued operations, before provision for income taxes of $21,000 and $25,000 for the three and six months ended December 31, 2012, respectively, and $0 for each of the three and six months ended December 31, 2011	37,000	37,000	78,000	137,000

Income (loss) from continuing operations before provision for income taxes	$(380,000)	$(328,000)	$(437,000)	$19,000